NEWS RELEASE

                            FOR:       Marisa Christina, Incorporated

                            CONTACT:   Michael Lerner
                                       Chairman and Chief Executive Officer
                                       (212) 221-5770
                                       S. E. Melvin Hecht
                                       Vice-Chairman and Chief Financial Officer
                                       (201) 758-9800

FOR IMMEDIATE RELEASE

               MARISA CHRISTINA REPORTS THIRD QUARTER 2003 RESULTS

      New York, New York, November 13, 2003 -- Marisa Christina, Incorporated (Nasdaq: MRSA) today reported results for the quarter and nine months ended September 30, 2003.

      Earnings before income tax expense for the third quarter of 2003 were $1.7 million compared with $1.9 million for the third quarter of 2002.

      Net earnings for the third quarter of 2003 were $1.1 million compared with $1.9 million for the third quarter of 2002. Net earnings for the first nine months of 2003 were $92 thousand compared with $758 thousand for the first nine months of 2002.

      Net sales for the 2003 third quarter were $10.3 million compared with $10.5 million in the comparable quarter of 2002. Gross profit as a percent of net sales decreased from 41.9% in the third quarter of 2002 to 37.9% in the third quarter 2003. For the first nine months of 2003 gross profit as a percent of net sales was 33.2% compared with 35.2% in the first nine months of 2002.

      Operating expenses for the third quarter of 2003 were $2.3 million compared with $2.5 million in the third quarter of 2002, a reduction of 10.3%.

      Michael H. Lerner, Chairman of Marisa Christina, Inc. had these comments, "The third quarter sales were in line with our projections and so were our planned savings in overhead. Unfortunately, our gross margin was adversely affected by an extremely difficult retail environment and a variety of other factors. We expect such difficulties to continue to negatively impact the fourth quarter. We have therefore lowered our expectations for operating profit for 2003 at this time, to the possibility of breaking even or a small loss for the year."


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
      Marisa Christina, Inc. designs, manufactures, sources and markets a broad line of high quality "better" clothing for women and children. The Marisa Christina label includes sweaters characterized by classic, timeless styling and unique details.

      Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the success of future advertising and marketing programs, the receipt and timing of future customer orders, price pressures and other competitive factors and a softening of retailer or consumer acceptance of the Company's products leading to a decrease in anticipated revenues and gross profit margins. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.

                            -Financial Table Follows-


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
                 MARISA CHRISTINA, INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                   (Unaudited)


                                                         THREE MONTHS ENDED        NINE MONTHS ENDED
                                                             SEPTEMBER 30,             SEPTEMBER 30,
                                                        --------------------      --------------------
                                                         2003         2002         2003         2002
                                                        -------      -------      -------      -------
Net sales                                               $10,347      $10,529      $18,406      $20,053
Cost of goods sold                                        6,422        6,117       12,300       13,004
                                                        -------      -------      -------      -------
              Gross profit                                3,925        4,412        6,106        7,049
Selling, general and administrative expenses              2,286        2,549        6,061        6,430
                                                        -------      -------      -------      -------
              Operating earnings                          1,639        1,863           45          619
Interest income, net                                          1           18           23           59
Other income, net                                            15           19           91          106
                                                        -------      -------      -------      -------
              Earnings before income tax expense          1,655        1,900          159          784
Income tax expense                                          570           23           67           26
                                                        -------      -------      -------      -------
              Net earnings                              $ 1,085      $ 1,877      $    92      $   758
                                                        =======      =======      =======      =======
Basic and diluted net earnings per weighted
     average common share                               $  0.15      $  0.26      $  0.01      $  0.10
                                                        =======      =======      =======      =======
Diluted weighted average common shares outstanding        7,304        7,295        7,298        7,295
                                                        =======      =======      =======      =======


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